Exhibit 10.19

Director Compensation Summary Sheet

1.	Retainers:

a.	Chair of Board of Directors / Executive Committee Chair:

i.	$100,000 per annum

ii.	no additional retainers compensation for services

b.	Member Directors:

i.	$45,000 per annum

c.	Committee Chairs:

i.	Audit Committee Chair - $10,000

ii.	Other Committees, including Organization and Compensation, Nominating and Governance, however excluding Executive Committee - $3,000

d.	All retainers shall be paid quarterly in advance of the calendar quarter

2.	Meeting Fees:

a.	Each Director, including the Chair of the Board, shall be paid $2,000 for each full Board or Committee meeting attended in person and $1,000 for each full Board or Committee meeting attended telephonically, provided, however, in the event a director attends two or more meetings on the same calendar day, the fee for each meeting attended after the first shall be $1,000 per meeting and the maximum daily fee earned shall not exceed $4,000.

b.	All meeting fees shall be paid quarterly in arrears.

3.	An employee Director shall not be entitled to receive any retainer or meeting fees, set forth above.